CHARTWELL REINSURANCE COMPANY
                            AGGREGATE EXCESS OF LOSS
                               REINSURANCE TREATY

                             EFFECTIVE JULY 1, 1997

ARTICLE           SUMMARY                                                  PAGE

   1              BUSINESS COVERED                                           2
   2              TERM                                                       2
   3              TERRITORY                                                  2
   4              EXCLUSIONS                                                 3
   5              COVERAGE AND AGGREGATE LIMIT                               3
   6              DEFINITIONS                                                4
   7              NET RETAINED LINES                                         6
   8              DEPOSIT PREMIUM, FINAL PREMIUM ADJUSTMENT
                  AND ADDITIONAL PREMIUM                                     6
   9              PROFIT SHARING, FUNDS HELD ACCOUNT
                  AND INTEREST CREDIT                                        7
  10              CURRENCY                                                   8
  11              TAXES                                                      8
  12              ACCOUNTS, REMITTANCES AND LOSS SETTLEMENTS                 8
  13              ADMINISTRATIVE UNDERSTANDING                               9
  14              LOSS RESERVE FUNDING                                      10
  15              EXCESS OF POLICY LIMITS                                   10
  16              EXTRA CONTRACTUAL OBLIGATIONS                             11
  17              OFFSET AND SECURITY                                       11
  18              COMMUTATION                                               12
  19              ERRORS AND OMISSIONS                                      12
  20              ACCESS TO RECORDS                                         13
  21              NO ASSIGNMENT                                             13
  22              INSOLVENCY                                                13
  23              ARBITRATION                                               14
  24              SERVICE OF SUIT                                           15
  25              INTERMEDIARY                                              15
  26              PROPORTION                                                16

                            AGGREGATE EXCESS OF LOSS
                               REINSURANCE TREATY
                      (hereinafter referred to as "Treaty")

                                     between

                          CHARTWELL REINSURANCE COMPANY
                              Stamford, Connecticut
                                       and
                       DAKOTA SPECIALTY INSURANCE COMPANY
                              Stamford, Connecticut
                                       and
                      THE INSURANCE CORPORATION OF NEW YORK
                                Jericho, New York
           (hereinafter referred to collectively as "Ceding Company")

                                       and

                LONDON LIFE AND CASUALTY REINSURANCE CORPORATION
                       Wildey, St. Michael, Barbados, W.I.
                    (hereinafter referred to as "Reinsurer")


                           Article 1: Business Covered

The Reinsurer agrees to indemnify the Ceding Company with respect to the Ultimate Net Losses which may accrue to the Ceding Company as a result of Loss Occurrences, claims made and losses discovered during the Term as respects all classes of business assumed and underwritten by the Ceding Company, except for "identified" workers' compensation business that is reinsured under the separate Aggregate Excess of Loss Treaty with Western General Insurance Company, all subject to the terms and conditions of this Treaty.


                                 Article 2: Term

This Treaty shall be effective from 12:01 am Eastern Standard Time July 1, 1997, until 11:59 pm Eastern Standard Time December 31, 1997, both days inclusive.

Should this Treaty expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Treaty expired the day following the conclusion of the loss in progress.


                              Article 3: Territory

This Treaty applies to losses occurring worldwide with respect to Business Covered.

                              Article 4: Exclusions
This Treaty shall not apply to and specifically excludes:

     A. Nuclear Incident, in accordance with the following clauses attached hereto: Liability;

        1. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A. - NMA 1119;

        2. Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery Policies) - Reinsurance - U.S.A. - NMA 1166;

        3. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - Canada - NMA 1980;

        4. Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery olicies) Reinsurance - Canada - NMA 1251;

        5. Nuclear Energy Risks Exclusion Clause (Reinsurance) (1984) Worldwide Excluding U.S.A. and Canada - NMA 1975.

B. War risks, in accordance with the War Risks Exclusion clause attached hereto;

C. Insolvency funds, in accordance with the Insolvency Exclusion Clause attached hereto;

D. Assessments of any kind, from any source, and whether voluntary or involuntary;

E. Unallocated Loss Adjustment Expenses (unless covered by the Ceding Company per the underlying treaties and facultative business);

F. Business classified as assumed Finite or Non-traditional Reinsurance Agreements;

G. Business written by or assumed from Lloyd's Corporate Capital Vehicles including, but not limited to, Oak Dedicated Limited and Archer Dedicated plc;

H.       State income and excise taxes, if any, reported hereunder;

I. Financial guaranty and Insolvency. This exclusion shall not apply to residual value insurance.

                     Article 5: Coverage and Aggregate Limit

A. Coverage - Should the Ceding Company's Loss Ratio hereunder exceed the Retention, the Reinsurer shall be liable for 100% (one hundred percent) of the amount by which the paid portion of Ultimate Net Losses exceed the Retention, subject to a maximum limit of liability to the Reinsurer of 100% (one hundred percent) of 28.62% (twenty eight point sixty two percent) of SNEPI.

B. Aggregate Limit - The Reinsurer shall be liable for the lesser of 28.62% (twenty eight point sixty two percent) of SNEPI or $28,070,000 (twenty eight million seventy thousand dollars).

                             Article 6: Definitions

A. "Subject Net Earned Premium Income (SNEPI)" shall mean the Net Written Premium Income of the Ceding Company during the Term plus the Net Written Premium Income unearned at the beginning of the Term less the Net Written
     Premium Income unearned at the end of the Term. Retrospective premium adjustments related to swing rated business with inception dates prior to 1997, premium related to business classified as assumed Finite or Non-traditional Reinsurance Agreements and non-standard automobile assumed reinsurance business with The Insurance Corporation of New York shall be excluded from Business Covered SNEPI.

B.   "Net Written  Premium  Income"  shall mean  Business  Covered gross written premium, reinsurance assumed or insurance written, of the Ceding Company less cancellations and returns and less premium paid for all other specific or aggregate excess reinsurance, whether or not inuring to this Treaty except for the "identified" workers' compensation business that is reinsured under the separate Aggregate Excess of Loss Treaty with Western General Insurance Company.

C. "Loss Occurrence" shall mean any one disaster or casualty or accident or loss or series of disasters or casualties or accidents or losses arising out of or caused by one event. All losses having a common origin or traceable to the same act, omission, mistake, occurrence or causative incident shall be considered one accident, disaster, casualty or occurrence. For the purposes of establishing the date when a loss has occurred, the following will apply: on reinsurance contracts that attach on a losses occurring during basis, the Loss Occurrence date(s) applicable shall apply; and on reinsurance contracts that attach on a claims made basis, the claims made date(s) applicable shall apply; and on reinsurance contracts that attach on a losses sustained and/or losses discovered basis, the date(s) a loss is sustained or discovered shall apply. The Ceding Company shall establish the proper allocation of reinsurance contracts that are written on a risks attaching basis to the appropriate Loss Occurrence periods. The Reinsurer shall accept such Loss Occurrence Accident Year allocations as determined by the Ceding Company.

D. "Ultimate Net Losses" shall mean the sum of losses (including loss in Excess of Policy Limits in accordance with Article 15: Excess of Policy Limits and Extra Contractual Obligations in accordance with
     Article   16:   Extra    Contractual
     Obligations) and Allocated Loss Adjustment Expenses arising out of Business Covered hereunder. Property catastrophe losses shall be limited to $15,500,000 (fifteen million five hundred thousand dollars), inclusive of budgeted catastrophe losses, of Ultimate Net Losses in the aggregate. All such amounts shall be net of all recoveries, salvages, subrogations and all claims on inuring reinsurance whether collectible or not; provided, however, that in the event of the Insolvency of the Ceding Company, payment by the Reinsurer shall be made in accordance with the provisions of the Insolvency article. Nothing herein shall be construed to mean that losses under this Treaty are not recoverable until the Ceding Company's Ultimate Net Losses have been ascertained.

     Said Ultimate Net Losses may be paid, outstanding, or incurred, as referenced in this Treaty. In the event the reference is to Ultimate
     Net Losses  outstanding,  the Term shall include the Ceding  Company's loss reserves for reported  losses,  losses  incurred but not reported
     and  reserves  for  Allocated  Loss  Adjustment   Expense  as  of  the
     calculation date; in the event the reference is to Ultimate Net Losses incurred, the term shall comprise the sum of Ultimate Net Losses paid and Ultimate Net Losses outstanding.

     The parties agree to administer loss reporting and settlement of Ultimate Net Loss under this Treaty based upon Ultimate Net Loss data for the full 1997 accident year. Therefore, Ultimate Net Losses will firstly be based upon Loss Occurrences during the period January 1, 1997 through December 31, 1997, excluding property catastrophe losses and will then be converted to covered Ultimate Net Losses as detailed under Article 13: Administrative Understanding plus catastrophe losses occurring during the Term of this Treaty. This Treaty will, therefore, cover only the Loss Occurrences during the Term by compliance with the calculation required in Article 13:
     Administrative Understanding plus property catastrophe losses occurring during the Term of this Treaty.

E. "Allocated Loss Adjustment Expense" shall mean the Ceding Company's share of costs and expenses allocable to specific claims which are incurred by the Ceding Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of specific claims, including court costs and costs of supersedeas and appeal bonds, and including:

    a) pre-judgment interest, unless included as part of the award or judgment;

    b) post-judgment interest; and

    c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto (including declaratory judgment expense).

    Allocated Loss Adjustment Expense does not include Unallocated Loss Adjustment Expense unless covered by the Ceding Company per the underlying treaties and facultative business. Unallocated Loss Adjustment Expense includes, but is not limited to, salaries and expenses of employees, and office and other overhead expenses of the Ceding Company.

F. "Loss Ratio" shall mean the ratio of Ultimate Net Losses incurred divided by SNEPI as of the date of calculation.

G. "Retention" shall mean 52.362%(fifty two point three six two percent) of SNEPI.

H. "Reinsurer's Expense" shall equal 7.0% (seven percent) of Deposit Premium and Final Premium Adjustment plus 4.0% (four percent) of Additional Premium, if any. Such amounts shall be paid to the Reinsurer as respective premiums are due and shall be deducted from the Funds Held Account.

I. "Finite or Non-traditional Reinsurance Agreements" shall mean any assumed reinsurance agreement which allows for Profit Sharing (or any other form of contractual adjustment) exceeding 75% (seventy five percent) of initial reinsurance premium paid.

J. "Policies" shall mean any and all original policies, contracts and binders of insurance or reinsurance underwritten by the Ceding Company whether facultative or treaty.


                          Article 7: Net Retained Lines

This Treaty applies only to that portion of any policy which the Ceding Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount and amounts in excess of which this Treaty attaches, only loss or losses in respect of that portion of any policy which the Ceding Company retains net for its own account shall be included.

The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Ceding Company to collect from any other reinsurer, whether specific or general, any amounts which may have become due from such reinsurer, whether such inability arises from the insolvency of such other reinsurer or otherwise.


              Article 8: Deposit Premium, Final Premium Adjustment
                             and Additional Premium

A. Deposit Premium - The Ceding Company shall pay to the Reinsurer a Deposit Premium of $10,918,750 (ten million nine hundred eighteen thousand seven hundred fifty dollars). Deposit Premium shall be deemed credited 100% (one hundred percent) to the Funds Held Account as of July 1, 1997 for all purposes, including Interest Credit hereon.

B. Final Premium Adjustment - A determination of Final Premium shall be made as of December 31, 1997 on or before February 28, 1998. Final Premium shall be equal to cumulative SNEPI multiplied by 12.5% (twelve point five percent) subject to the minimum Premium of $10,372,813 (ten million three hundred seventy two thousand eight hundred thirteen dollars) and a maximum of $12,556,563 (twelve million five hundred fifty six thousand five hundred sixty three dollars). The Ceding Company shall pay to the Reinsurer any additional Final Premium Adjustment by crediting the Funds Held Account for 100% (one hundred percent) of the amount by which the determined Final Premium exceeds the Deposit Premium (the additional Final Premium Adjustment). The Reinsurer shall pay to the Ceding Company any return Final Premium Adjustment by debiting the Funds Held Account for 100% (one hundred percent) of the amount by which the Deposit Premium exceeds the Final Premium (the return Final Premium Adjustment). Final Premium

         Adjustment shall be deemed credited/debited to the Funds Held Account as of July 1, 1997 for all purposes, including Interest Credit.


C. Additional Premium - The Ceding Company shall pay to the Reinsurer an Additional Premium equal to 75.0% (seventy five percent) of any Ultimate Net Losses ceded in excess of 187.5% (one hundred eighty seven point five percent) of Final Premium subject to a maximum Additional Premium of $3,395,000 (three million three hundred ninety five thousand dollars). Additional Premium shall be deemed credited 100% (one hundred percent) to the Funds Held Account as of July 1, 1997 for all purposes, including Interest Credit.

                  Article 9: Profit Sharing, Funds Held Account
                              and Interest Expenses
A.       Profit Sharing

         Upon finalization of the payment of all Ultimate Net Losses recoverable hereon and/or Commutation, the Reinsurer will relinquish to the Ceding Company 100% (one hundred percent) of the remaining Funds Held Account balance, if any. Payment of Profit Sharing in accordance with this Article shall release the Reinsurer from all current and future liability under this Treaty.

B.       Funds Held Account

         For purposes of this Article, the Ceding Company shall maintain a cumulative Funds Held Account comprised of the following:

         1.   The Funds Held Account at June 30, 1997 shall be equal to zero;

         2. The Funds Held Account at each subsequent calendar quarter end shall be equal to:

              a. The Funds Held Account at the end of the prior calendar quarter; plus

              b. Deposit Premiums, Final Premium Adjustment and Additional Premium, if any; less

              c.       Reinsurer's Expense; plus

              d.       Interest Credit; less

              e. Ultimate Net Losses due from the Reinsurer for the prior calendar quarter in accordance with Article 5: Coverage and Aggregate Limit, (including Commutation payments).

         The Ceding Company shall report balances quarterly to the Reinsurer as soon as practicable but no later than 75 (seventy five) days in arrears of each calendar quarter end.

         The Reinsurer shall not transfer or assign its rights to the Funds Held Account hereon unless this Treaty is surrendered and a new Treaty is issued. Under any and all circumstances, the Ceding Company must make a book entry of a transfer or assignment in order for such transfer or assignment to be valid.

C.       Interest Credit

         As of the end of each calendar quarter, the Ceding Company shall credit the Funds Held Account with an Interest Credit determined by multiplying the ending quarterly balance in the Funds Held Account for the respective quarter by 1.6107% (one point six one zero seven percent) to achieve an effective annual rate of 6.6% (six point six percent).

         For Interest Credit purposes, Deposit Premium, Final Premium Adjustment and Additional Premium are all deemed credited/debited as of July 1, 1997.

         Interest Credit shall continue even in the event of the Ceding Company's Insolvency.


                              Article 10: Currency

All of the provisions of this Treaty involving dollar amounts are expressed in terms of United States of America Dollars and all Premiums and loss and Allocated Loss Adjustment Expense payments shall be made in United States of America Dollars.

                                Article 11: Taxes

A. In consideration of the terms under which this Treaty is issued, the Ceding Company undertakes not to claim any deduction of the Premium hereon when making Canadian tax returns or when making tax returns other than income or profit tax returns to any state or territory of the United States or to the District of Columbia.

B. The Ceding Company is solely liable for any Federal Excise Tax (FET) applicable to this Treaty. Any FET payable shall be paid directly by the Ceding Company to the taxing authorities and is in addition to premiums. No deduction shall be made from the Funds Held Account.

             Article 12: Accounts, Remittances and Loss Settlements

A. Within 60 (sixty) days following the end of each quarter, the Ceding Company shall report to the Reinsurer the amount of:

         1.       Cumulative Business Covered SNEPI;

         2.       Cumulative Ultimate Net Losses paid;

         3.       Ultimate Net Losses outstanding;

         4. Ceded Ultimate Net Losses paid and outstanding under this Treaty, in accordance with Article 5: Coverage and Aggregate Limit;

         5. Final Premium Adjustment and Additional Premium, if any, in accordance with Article 8: Deposit Premium, Final Premium Adjustment and Additional Premium.

         The reports outlined in this section shall continue until final settlement of all losses hereunder or Commutation in accordance with
         Article 18: Commutation.

B.       Remittance of premium amounts due shall be in the manner outlined under
         Article 8: Deposit Premium, Final Premium Adjustment and Additional Premium.

C. Settlement of Ultimate Net Losses paid in excess of the retention shall be made by the Reinsurer to the Ceding Company quarterly within 30 (thirty) days of receipt of the report by the Reinsurer or 75 (seventy five) days after the end of the quarter, whichever is later. Reinsurer payment of Ultimate Net Losses shall be subject to the Aggregate Limit hereunder as detailed in Article 5: Coverage and Aggregate Limit, Section B.

                    Article 13: Administrative Understanding

For the purpose of calculating cumulative paid Ultimate Net Losses, the Ceding Company and the Reinsurer agree to apply the following percentages in the table below to the adjusted full 1997 accident year cumulative paid Ultimate Net Losses, excluding property catastrophe losses. The adjusted full 1997 accident year cumulative paid Ultimate Net Losses are full 1997 accident year cumulative paid Ultimate Net Losses, as if Business Covered applied to the entire 1997 calendar year, excluding property catastrophe losses, multiplied by X%. X% shall equal the result of actual SNEPI multiplied by two and divided by what the SNEPI would be as if Business Covered applied to the entire 1997 calendar year.

                                                Percentage Applied to Adjusted
                    For the Calendar         Cumulative Paid Ultimate Net Losses
                      Year Ending                   Full 1997 Accident Year

                  December 31, 1997                           25.00
                  December 31, 1998                           33.00
                  December 31, 1999                           36.00
                  December 31, 2000                           38.00
                  December 31, 2001                           40.00
                  December 31, 2002                           41.00
                  December 31, 2003                           42.00
                  December 31, 2004                           43.00
                  December 31, 2005                           44.00
                  December 31, 2006                           45.00
                  December 31, 2007                           46.00
                  December 31, 2008                           46.50
                  December 31, 2009                           47.00
                  December 31, 2010                           47.50
                  December 31, 2011                           48.00
                  December 31, 2012                           48.50
                  December 31, 2013                           49.00
                  December 31, 2014                           49.50
                  December 31, 2015                           50.00

The incremental paid Ultimate Net Losses, excluding property catastrophe losses, shall be the difference between the current calendar year cumulative paid Ultimate Net Losses less the prior calendar year cumulative paid Ultimate Net Losses as determined by the above calculation.

The result of the above cumulative calculation shall be added to cumulative paid property catastrophe Ultimate Net Losses that occur during the Term to calculate cumulative paid Ultimate Net Losses for all purposes hereon for this Treaty. (See example in Exhibit I attached hereto.)

                        Article 14: Loss Reserve Funding

The Reinsurer will maintain appropriate reserves with respect to its share of the loss reserves ceded and required under the terms of this Treaty which are reported by the Ceding Company on the Business Covered of this Treaty.

The Reinsurer agrees to provide a clean, irrevocable and unconditional Letter of Credit in favor of the Ceding Company issued by a bank acceptable to the Ceding Company adjusted to at all times be equal to the ceded cumulative Ultimate Net Losses outstanding hereunder less the Funds Held Account balance at such dates. Such Letter of Credit shall be in the form, amount, and with an acceptable NAIC bank required to allow the Ceding Company to take full statutory credit for amounts recoverable under this Treaty.

The Ceding Company shall reimburse the Reinsurer for the actual annual security cost subject to a maximum of .35% (point three five percent) of the amount of Letter of Credit issued or maintained hereon as of each December 31st. The Reinsurer shall request such reimbursement whereupon the Ceding Company shall make payment by direct wire transfer to the Reinsurer. All such amounts shall not be deducted from the Funds Held Account.


                       Article 15: Excess of Policy Limits

A. This Treaty shall protect the Ceding Company, within the limits hereof, for 100% (one hundred percent) of loss in Excess of Policy Limits emanating from underlying treaties of the Ceding Company's clients and for 80% (eighty percent) of loss in excess of the limit of its original treaties, such loss in excess of the limit having been incurred because of failure by it to settle within the Treaty limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

         However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Ceding Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

         For the purpose of this Article, the word"loss" shall mean any amounts for which the Ceding Company would have been contractually liable to pay had it not been for the limit of the original policy.

B. In addition, this Treaty shall protect the Ceding Company for 100% (one hundred percent) of its share of loss in Excess of Policy Limits emanating from the underlying policies or contracts of the Ceding Company's reinsureds.


                    Article 16: Extra Contractual Obligations

A. This Treaty shall protect the Ceding Company for 100% (one hundred percent) of Extra Contractual Obligations emanating from underlying treaties of the Ceding Company's clients and for 80% (eighty) of any Extra Contractual Obligations within the limits hereof. The term
         "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of the Ceding Company's original treaties and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Ceding Company to settle within the treaty limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

         The date on which any Extra Contractual Obligation is incurred by the Ceding Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

         However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Ceding Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

B. In addition, this Treaty shall protect the Ceding Company for 100% (one hundred percent) of its share of Extra Contractual Obligations emanating from the underlying policies or treaties of the Ceding Company's reinsureds.

                         Article 17: Offset and Security

A. The Ceding Company or the Reinsurer shall have and may exercise, at any time and from time to time, the right to offset any balance or balances whether on account of Deposit Premium, Final Adjustment Premium and Additional Premium, Interest Credit, or on account of ceded Ultimate Net Losses paid or otherwise, due from one party to the other party hereto under the terms of this Treaty.

B.       Each party  hereby  assigns and pledges to the other party (or to each other party, if more than one), all of its rights under this Treaty to receive Premiums or loss payments at any time from such other party ("Collateral", as further defined in C. below) to secure its Premiums or loss obligations to such other party at any time under this Treaty ("Secured Obligations"). If at any time a party is in default under any Secured Obligation or shall be subject to any liquidation, rehabilitation, reorganization or conservation proceeding, each other party shall be entitled in its discretion, to apply or to withhold for the purpose of applying in due course, any Collateral assigned and pledged to it by the former party and otherwise to realize upon such Collateral as security for such Secured Obligations.

C. The security interest described herein, and the term "Collateral", shall apply to all payments and other proceeds in respect of the rights assigned and pledged. A party's security interest in Collateral shall be deemed evidenced only by the counterpart of this Treaty delivered to such party.

D. Each right under this Article is a separate and independent right, exercisable, without notice or demand, alone or together with other rights ,in the sole election of the party entitled thereto, and no waiver, delay, or failure to exercise, in respect of any right, shall constitute a waiver of any right. The provisions of this Article shall survive any cancellation or other termination of this Treaty.

                             Article 18: Commutation

A. The Ceding Company shall have the sole option, effective at any calendar quarter ending on or after December 31, 1997 to commute all ceded Ultimate Net Losses outstanding hereunder. The date that the Ceding Company elects to commute shall be deemed the Commutation date. At Commutation, the Reinsurer shall pay to the Ceding Company the lesser of:

         1. The present value (calculated at the Treaty interest rate as per Article 9: Profit Sharing, Funds Held Account and Interest Credit) of ceded Ultimate Net Losses outstanding as of the Commutation date as determined by the Ceding Company, subject to the Reinsurer's agreement. Should the Reinsurer fail to agree, a present value analysis will be conducted by an independent actuarial firm acceptable to both the Ceding Company and the Reinsurer, with the Ceding Company bearing the costs of such analysis; or

         2. The existing value of the Funds Held Account (as defined in Article 9: Profit Sharing, Funds Held Account and Interest Credit) as of the Commutation date.

         Said payments shall constitute, together with any Profit Sharing payment, a full and final settlement of all terms of this Treaty; the Ceding Company will execute a hold harmless agreement so stating and the Reinsurer will be thereby released from all current and future liability under this Treaty.

B. Commutation payments in accordance with this Article shall be treated as Ultimate Net Losses paid under this Treaty for determination of the Funds Held Account.


                        Article 19: Errors and Omissions

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.


                          Article 20: Access to Records

The Ceding Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect, through its authorized representatives, all books, records and papers of the Ceding Company in connection with any reinsurance hereunder or claims in connection herewith.

The Reinsurer agrees that it will not disclose any confidential information obtained by it hereunder to parties not subject to this Treaty except under the following circumstances and then only as necessary.

A. When disclosure of such information is required in the normal course of Reinsurer's business; or

B.       With the prior written consent of the Ceding Company; or

C. When Reinsurer is required by a subpoena or court order to disclose such information. The Reinsurer shall promptly notify the Ceding Company of any attempt by a third party to obtain from it any such confidential information.

The Reinsurer will provide the Ceding Company or its designated representative with such information as the Reinsurer and Ceding Company may agree is necessary to the Ceding Company's handling of business reinsured herein.

The obligation contained in the provision shall survive termination of this Treaty.


                            Article 21: No Assignment

The Ceding Company and the Reinsurer hereby agree that neither party shall have the right to assign its respective interests and liabilities, including the Funds Held Account, under this Treaty. Notwithstanding the above, this Article shall not restrict the Ceding Company from making investments it deems appropriate.


                             Article 22: Insolvency

A. In the event of the Insolvency of the Ceding Company, reinsurance under this Treaty shall be payable by the Reinsurer (on the basis of the liability of the Ceding Company under the policy or policies reinsured without diminution because of the Insolvency of the Ceding Company) to the Ceding Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118a of the New York Insurance Law or except:

         1. Where the Treaty specifically provides another payee of such reinsurance in the event of the Insolvency of the Ceding Company.

         2. Where the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Ceding Company to such payees.

B. It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Ceding Company on the policy or policies reinsured within a reasonable time after such claim is filed in the Insolvency proceeding and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of liquidation to the extent or a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C. Should the Ceding Company go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be or may become due to the Ceding Company under this Treaty any sums which are due to the Reinsurer by the Ceding Company under this Treaty and which are payable at a fixed or stated date, as well as any other sums due the Reinsurer which are permitted to be offset under applicable law.


                             Article 23: Arbitration

A.       As a condition precedent to any right of action hereunder,  if any dispute shall arise between the Ceding Company and the Reinsurer with reference to the interpretation of this Treaty or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Treaty, such dispute, upon the written require of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within 30 (thirty) days after the receipt of written notice from the other party requesting it do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 (thirty) days of their appointment, each of them shall name two, of whom each shall decline one and the decision shall be made by the American Arbitration Association. All arbitrators shall be active or retired disinterested
         officers  of  insurance  or   reinsurance   companies  not  under  the
         management or control of either party to this Treaty.

B. The arbitrators are relieved of all judicial formalities and may abstain from following the strict rules of law; they shall make their award with a view to effecting the general purpose of this Treaty in accordance with a literal interpretation of the language. Each party shall submit its case to its arbitrator within 30 (thirty) days of the appointment of the third arbitrator.

C. The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration shall take place in Stamford, Connecticut, unless some other place is mutually agreed upon by the Ceding Company and the Reinsurer.

                           Article 24: Service of Suit

It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be hereunder, the Reinsurer, at the request of the Ceding Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. The foregoing shall not constitute a waiver of the right of the Reinsurer to commence any suit in, or to remove, remand or transfer any suit to any other court of competent jurisdiction in accordance with the applicable statutes of the state or United States thereto. It is further agreed that this Treaty shall be governed by the laws of the State of Connecticut.

It is further agreed that service of process in such suit may be made upon Kroll & Tract, Fifth Floor, 520 Madison Avenue, New York, New York, 10022-4235, United States of America and that in any suit instituted against any one of them upon this Treaty, the Reinsurer will abide by the final decision of such Court of any Appellate Court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any suit and/or upon request of the Ceding Company to give a written undertaking to the Ceding Company that they will enter a general appearance upon the Reinsurer's behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or District of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors n office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company or any beneficiary hereunder arising out of this Treaty, and hereby designate the above named as the person to whom said officer is authorized to mail such process or a true copy thereof.

                            Article 25: Intermediary

Pegasus Advisors, Inc., 35 Tower Lane, Avon, CT 06001, is hereby recognized as the Intermediary negotiating this Treaty for all business hereunder and through whom all communications relating hereto (including but not limited to notices, statements and reports) shall be transmitted to both parties. It is understood, as regards remittances due either party hereunder, that payment by the Ceding Company to the Intermediary shall constitute payment to the Reinsurer but payment by the Reinsurer to the Intermediary shall only constitute payment to the Ceding Company to the extent such payments are actually received by the Ceding Company. Notwithstanding the foregoing, it is agreed that all payments will be direct from the Reinsurer to the Ceding Company, or from the Ceding Company to the Reinsurer, as appropriate.

                             Article 26: Proportion

This Teaty of the undersigned Reinsurer is for 100% (one hundred percent) and covers its 100% (one hundred percent) proportion of the foregoing interests and liabilities.



In Witness Whereof, this Treaty has been executed


In Stamford, Connecticut, this                 day of                     1998,
For and on behalf of
CHARTWELL REINSURANCE COMPANY
DAKOTA SPECIALTY INSURANCE COMPANY
THE INSURANCE CORPORATION OF NEW YORK

By:





And in Wildey, St. Michael, Barbados, W.I.,  this        day of           1998,
For and on behalf of LONDON LIFE AND CASUALTY REINSURANCE CORPORATION

By: